Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-73314, 333-73316, 333-147654, and 333-161046 on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Alliance HealthCare Services, Inc., and subsidiaries (the “Company”) dated March 10, 2016, April 29, 2016 as to the effects of the restatement discussed in Note 1, which report expresses an unqualified opinion, and our report related to the effectiveness of the Company’s internal control over financial reporting dated March 10, 2016, April 29, 2016 as to the effects of the material weakness described in Management's Report on Internal Control Over Financial Reporting (as revised), (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2015.

DELOITTE & TOUCHE LLP

Costa Mesa, California

April 29, 2016